Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-151755, 333-150016, and 333-225173) on Form S-8 of CVB Financial Corp. (the Company) of our reports dated February 28, 2023, with respect to the consolidated financial statements of CVB Financial Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

February 28, 2023